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                       AMENDMENT AND ASSUMPTION AGREEMENT


   THIS AGREEMENT is made and entered into by and between Mutual Assurance, Inc. ("Mutual Assurance"), an Alabama stock insurer and MAIC Holdings, Inc., a Delaware corporation ("MAIC Holdings");


                                  WITNESSETH:

   WHEREAS, the Mutual Assurance, Inc. 1995 Stock Award Plan (the "Stock Plan") was approved by the shareholders of Mutual Assurance on August 2, 1995;

   WHEREAS, on August 31, 1995, a Plan of Exchange between Mutual Assurance was implemented pursuant to which MAIC Holdings became the publicly owned holding company for Mutual Assurance and its subsidiaries and Mutual Assurance became a privately held wholly-owned subsidiary of MAIC Holdings;

   WHEREAS, the Board of Directors has authorized MAIC Holdings to assume the rights and obligations of Mutual Assurance under the Stock Plan and the Mutual Assurance Board has authorized the assumption of the Stock Plan by MAIC Holdings and has approved an amendment to the Stock Plan to reflect such assumption;

   WHEREAS, the Board of Directors of MAIC Holdings has also adopted certain amendments to the Stock Plan, including without limitation, the change of the name of the Stock Plan to the "MAIC Holdings, Inc. Incentive Compensation Stock Plan;"

   WHEREAS, the Board of Directors of each of MAIC Holdings and Mutual Assurance have directed that MAIC Holdings and Mutual Assurance enter into an agreement to reflect such assumption and amendments.

   NOW, THEREFORE, THESE PREMISES CONSIDERED, MAIC Holdings and Mutual Assurance do hereby agree as follows:

   1. MAIC Holdings does hereby assume the obligations of Mutual Assurance, and Mutual Assurance does hereby assign its rights to MAIC Holdings, under the terms and conditions of the Mutual Assurance, Inc. 1995 Stock Award Plan (the "Stock Plan").

   2. MAIC Holdings and Mutual Assurance agree that the Stock Plan is amended in the following respects:




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            (a)     The Stock Plan is hereby amended to reflect the assumption of the Stock Plan by MAIC Holdings by deleting Section 1.6 of the Stock Plan in its entirety therefrom and substituting in lieu thereof the following:

                    1.6 "Company" shall mean MAIC Holdings, Inc., a Delaware corporation.

            (b) The Stock Plan is hereby further amended to reflect the change in its name to the "MAIC Holdings, Inc. Incentive Compensation Stock Plan" by deleting Sections 1.21 and 2.1 of the Stock Plan in its entirety therefrom and in lieu thereof the following:

                    1.21 "Plan" shall mean the MAIC Holdings, Inc. Incentive Compensation Stock Plan, the terms of which are set forth herein.

                    2.1 Name. This plan shall be known as the "MAIC Holdings, Inc. Incentive Compensation Stock Plan."

            (c) The Stock Plan is hereby further amended to permit the directors of MAIC Holdings and its subsidiaries to take Stock in lieu of their regular cash compensation by deleting Section 1.25, Article III, and Section
7.1 of the Stock Plan in their entirety therefrom and substituting in lieu of each of them the following:

                    1.25 "Restricted Stock" shall mean Stock issued to a Grantee pursuant to Article VII hereof.


                                  ARTICLE III

                    The class of persons eligible to participate in the Plan
            shall consist of Directors, Officers, and employees of the Company and all Directors, Officers and employees of a Subsidiary whose participation in the Plan the Committee determines to be in the best interest of the Company; provided that Directors may only be granted Options or Awards pursuant to an election to receive annual Director fees in either cash or an equivalent amount of securities.


                    7.1 Awards of Restricted Stock. The Committee may grant Awards of Restricted Stock, which may be governed by a Restriction Agreement between the Company and the Grantee. A Restriction Agreement, if any, may contain such restrictions, terms and conditions as the Committee may, in its discretion, determine,



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            and may require that an appropriate legend be placed on certificates evidencing the subject Restricted Stock.

            Shares of Restricted Stock granted pursuant to an Award shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted, provided that the Grantee, if so required, has executed the Restriction Agreement governing the Award and any other documents that the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to exercise the foregoing documents within any time period prescribed by the Committee, the Award shall be void. At the discretion of the Committee, Stock issued in connection with an Award shall be deposited together with stock powers with an escrow agent designated by the Committee. So long as such Stock is held by the escrow agent, Grantee shall, subject to Sections 7.2 and 7.5 hereof and subject further to any contrary provisions in the Restriction Agreement, have all of the rights of a stockholder with respect to such Stock, including the right to vote the Stock and to receive dividends or other distributions paid or made with respect to such Stock.

   3. Except as assumed and amended hereby, the terms and conditions of the Stock Plan shall remain in full force and effect. MAIC Holdings hereby ratifies, confirms, approves, and agrees to be bound by the terms and conditions of the Stock Plan as amended hereby.

   4. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of th eparties hereto.

   IN WITNESS WHEREOF, the parties have duly executed this Assumption and Amendment Agreement on this 8th day of April, 1996.

                             MAIC HOLDINGS, INC.



                             By: /s/ James J. Morello
                                 -------------------------------------------
                                    Its:   Treasurer
                                        ------------------------------------

                             MUTUAL ASSURANCE, INC.

                             By: /s/ Robert D. Francis
                                 -------------------------------------------
                                    Its: Senior Vice President and Secretary
                                         -----------------------------------



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